Subject To Completion And Modification

COLLEGE LOAN LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS COLLEGE LOAN LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT COLLEGE LOAN LLC AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, COLLEGE LOAN LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-888-252-5452.

TERM SHEET

$1,500,000,000
Student Loan Asset-Backed Notes, Series 2007-2

College Loan Corporation Trust I
Issuing Entity

College Loan LLC Depositor	College Loan Corporation Sponsor and Issuer Administrator

                                                                                                             Proceeds
                                     Original                                                                   To
                                    Principal                      Final Maturity    Price To  Underwriting  Issuing
            Series                    Amount        Interest Rate        Date          Public    Discount    Entity(1)
-------------------------------     ------------   --------------- ----------------  --------- ------------  ----------
                                                   3-Month LIBOR
Series 2007-2A-1 Senior Notes        $400,000,000   plus ___%      January 25, 2024     100%      0.25%        99.75%
Series 2007-2A-2 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-3 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-4 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-5 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-6 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-7 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-8 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-9 Senior Notes        $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-10 Senior Notes       $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-11 Senior Notes       $ 86,500,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-12 Senior Notes       $ 75,000,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-13 Senior Notes       $ 75,000,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2A-14 Senior Notes       $ 50,000,000   Auction Rate   November 1, 2047     100%      0.25%        99.75%
Series 2007-2B-1 Subordinate Notes   $ 35,000,000   Auction Rate   November 1, 2047     100%      0.32%        99.68%
                                    --------------                                                          --------------
Total                               $1,500,000,000                                                          $1,496,225,500

(1) Before deducting expenses estimated to be approximately $900,000.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this free writing prospectus. Any representation to the contrary is a criminal offense.

          This term sheet constitutes a "free-writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended. The underwriters named below are offering the offered notes subject to approval of certain legal matters by their counsel.

UBS Investment Bank (Joint Book Runner)	Citi (Joint Book Runner) October 23, 2007	Goldman, Sachs & Co. (Joint Book Runner)

Additional Note Terms

           The information contained herein refers to and supplements certain of the information contained in the issuing entity's Free-Writing Prospectus dated October 19, 2007 and the Prospectus dated October 19, 2007 (collectively, the "Free-Writing Prospectus"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Free-Writing Prospectus.

Closing Date

           November 2, 2007

CUSIP Numbers, ISIN Numbers and Common Codes

            Series                      CUSIP             ISIN            Common Code
-----------------------------          ---------       -----------        ------------
Series 2007-2A-1 Senior Notes          194262CY5       US194262CY51         032782094
Series 2007-2A-2 Senior Notes          194262CZ2       US194262CZ27         032782116
Series 2007-2A-3 Senior Notes          194262DA6       US194262DA66         032782167
Series 2007-2A-4 Senior Notes          194262DB4       US194262DB40         032782183
Series 2007-2A-5 Senior Notes          194262DC2       US194262DC23         032782191
Series 2007-2A-6 Senior Notes          194262DD0       US194262DD06         032782221
Series 2007-2A-7 Senior Notes          194262DE8       US194262DE88         032782523
Series 2007-2A-8 Senior Notes          194262DF5       US194262DF53         032782540
Series 2007-2A-9 Senior Notes          194262DG3       US194262DG37         032782558
Series 2007-2A-10 Senior Notes         194262DH1       US194262DH10         032782612
Series 2007-2A-11 Senior Notes         194262DJ7       US194262DJ75         032782655
Series 2007-2A-12 Senior Notes         194262DK4       US194262DK49         032782671
Series 2007-2A-13 Senior Notes         194262DL2       US194262DL22         032782744
Series 2007-2A-14 Senior Notes         194262DM0       US194262DM05         032782787
Series 2007-2B-1 Subordinate Notes     194262DN8       US194262DN87         032782795

Use of Proceeds

          We estimate that the net proceeds from the sale of the series 2007-2 notes will be applied as follows:

         Deposit to Acquisition Fund                  $  1,458,286,200
         Deposit to Reserve Fund                      $     11,250,000
         Deposit to Capitalized Interest Fund         $     26,689,300
         ------------------------------------         ----------------
                           Total                      $  1,496,225,500

           Approximately $900,000 of the proceeds deposited to the Acquisition Fund will be used to pay the costs of issuing the offered notes.

Plan of Distribution

           Subject to the terms and conditions set forth in the underwriting agreements, between ourselves and each of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the offered notes set forth below its name.

                                                                Underwriter
                                    --------------------------------------------------------------------------------------
                     Series            UBS Securities      Citigroup Global    Goldman, Sachs
                                            LLC              Markets Inc.         & Co.                        Total
--------------------------------------------------------------------------------------------------------------------------
Series 2007-2A-1 Senior Notes       $   180,000,000        $    160,000,000      $    60,000,000          $   400,000,000
Series 2007-2A-2 Senior Notes       $    86,500,000                   -                     -             $    86,500,000
Series 2007-2A-3 Senior Notes       $    86,500,000                   -                     -             $    86,500,000
Series 2007-2A-4 Senior Notes       $    86,500,000                   -                     -             $    86,500,000
Series 2007-2A-5 Senior Notes       $    86,500,000                   -                     -             $    86,500,000
Series 2007-2A-6 Senior Notes       $    86,500,000                   -                     -             $    86,500,000
Series 2007-2A-7 Senior Notes                  -           $    86,500,000                  -             $    86,500,000
Series 2007-2A-8 Senior Notes                  -           $    86,500,000                  -             $    86,500,000
Series 2007-2A-9 Senior Notes                  -           $    86,500,000                  -             $    86,500,000
Series 2007-2A-10 Senior Notes                 -           $    86,500,000                  -             $    86,500,000
Series 2007-2A-11 Senior Notes                 -           $    86,500,000                  -             $    86,500,000
Series 2007-2A-12 Senior Notes                 -                      -          $    75,000,000          $    75,000,000
Series 2007-2A-13 Senior Notes                 -                      -          $    75,000,000          $    75,000,000
Series 2007-2A-14 Senior Notes                 -                      -          $    50,000,000          $    50,000,000
Series 2007-2B-1 Subordinate Notes  $    35,000,000                   -                     -             $    35,000,000
                                    ----------------       ----------------      ---------------          ---------------
Total                               $   647,500,000            592,500,000           260,000,000          $ 1,500,000,000
                                    ================       ================      ===============          ===============

          The underwriters have agreed to purchase all of the offered notes listed above if any of the offered notes are purchased. The underwriters have advised that they propose to offer the offered notes to the public initially at the respective offering prices set forth below and on the cover page of this terms sheet, and to certain dealers at these prices less concessions not in excess of the concessions listed below. The underwriters may allow and such dealers may reallow concessions to other dealers not in excess of the reallowances listed below. After the initial public offering, these prices and concessions may change.

                                      Initial Public   Underwriting      Proceeds to
             Series                   Offering Price     Discount    the Issuing Entity    Concession   Reallowance
-------------------------------------------------------------------------------------------------------------------
Series 2007-2A-1 Senior Notes             100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-2 Senior Notes             100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-3 Senior Notes             100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-4 Senior Notes             100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-5 Senior Notes             100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-6 Senior Notes             100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-7 Senior Notes             100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-8 Senior Notes             100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-9 Senior Notes             100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-10 Senior Notes            100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-11 Senior Notes            100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-12 Senior Notes            100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-13 Senior Notes            100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2A-14 Senior Notes            100%            0.25%           99.75%               0.150%        0.075%
Series 2007-2B-1 Subordinate Notes        100%            0.32%           99.68%               0.192%        0.096%

          The prices and proceeds shown in the table do not include any accrued interest. The actual prices and proceeds will include interest, if any, from the closing date.

           Until the distribution of offered notes is completed, the rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase the offered notes. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of the offered notes. These transactions consist of bids to purchase and open market purchases and sales for the purpose of pegging, fixing or maintaining the price of the offered notes.

          The underwriters may over-allot the offered notes to create a short position for the accounts of the underwriters by accepting orders for more offered notes than are to be sold.

          In addition, the underwriters may impose a penalty bid on the broker-dealer who sells the offered notes. This means that if an underwriter purchases notes in the open market to reduce a broker-dealer's short position or to stabilize the prices of the offered notes, it may reclaim the selling concession from the broker-dealer who sold those offered notes as part of the offering.

          In general, over-allotment transactions and open market purchases of the offered notes for the purpose of stabilization or to reduce a short position could cause the price of an offered note to be higher than it might be in the absence of such transactions.

          Any broker-dealer submitting an order for its own account in any auction could have an advantage over other potential holders in that it would have knowledge of other orders placed through it in that auction. A broker-dealer would not, however, have knowledge of orders submitted by other broker-dealers, if any. As a result of bidding by a broker-dealer in an auction, the auction rate may be higher or lower than the rate that would have prevailed had the broker-dealer not bid. A broker-dealer may also bid in an auction in order to prevent what would otherwise be a failed auction or the implementation of an auction rate that the broker-dealer believes, in its sole judgment, does not reflect the market for such securities at the time of the auction. A broker-dealer may also encourage additional or revised investor bidding in order to prevent an all-hold auction.

          One or more of the underwriters or its affiliates may retain a material percentage of any series of notes for its own account. The retained notes may be resold by such underwriter or such affiliate at any time in one or more negotiated transactions at varying prices to be determined at the time of sale.

           Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the offered notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

          We have been advised by the underwriters that they presently intend to make a market in the offered notes; however, they are not obligated to do so. In addition, any market-making may be discontinued at any time, and an active public market for the offered notes may not develop.

          From time to time, the underwriters or their affiliates may perform investment banking and advisory services for, and may provide general financing and banking services to us and our affiliates. From time to time, we may invest funds in the Reserve Fund and other accounts under the indenture in eligible instruments either acquired from the underwriters or issued by their affiliates.

          The underwriting agreement provides that we will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, and we have agreed to reimburse the underwriters for the fees and expenses of their counsel.

          Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA"), received by it in connection with the issue or sale of any offered notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the offered notes in, from or otherwise involving the United Kingdom.

          No action has been or will be taken by us or the underwriters that would permit a public offering of the offered notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the offered notes may not be offered or sold, directly or indirectly, and neither the prospectus, the free-writing prospectus, this term sheet nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands this term sheet or the free-writing prospectus comes are required by us and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver notes or have in their possession or distribute such free-writing prospectus or this term sheet, in all cases at their own expense.

          We have not authorized any offer of the offered notes to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended and the FSMA. The offered notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the FSMA.

$1,500,000,000

Student Loan Asset-Backed Notes, Series 2007-2

College Loan Corporation Trust I
Issuing Entity

College Loan LLC
Depositor

College Loan Corporation
Sponsor and Issuer Administrator

_________________

T E R M  S H E E T

_________________

UBS Investment Bank (Joint Book Runner)	Citi (Joint Book Runner) October 23, 2007	Goldman, Sachs & Co. (Joint Book Runner)